Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 433.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

INTEGRAL SYSTEMS, INC., APPOINTS MAJ GEN (RET) H. MARSHAL WARD AS CHIEF OPERATING OFFICER

Ward Brings Over 40 Years of Government, Aerospace and Operations Experience

Columbia, MD – August 17, 2009 – Integral Systems, Inc. (NASDAQ-ISYS), announced today that it has appointed Major General (Ret.) H. Marshal Ward, USAF as Chief Operating Officer. General Ward will assume this newly created position on August 31, 2009.

“We are pleased to welcome General Ward to our senior management team. He brings to Integral Systems significant operational expertise, comprehensive understanding of our markets, and recognized leadership within the defense and intelligence communities,” said Paul G. Casner, interim Chief Executive Officer, Integral Systems. “Under his operational leadership, we believe we will improve our capacity to capture new programs, realize efficiencies in our operations, and continue to deliver outstanding program execution to our customers.”

General Ward brings with him over 40 years of experience in the aerospace and defense industry. Previously, he served as Vice President and General Manager for the Space Systems and Electronics business area of BAE Systems. In this position, he was responsible for the inception of the business area and its growth to $270M in revenues in 2008.

Before joining BAE Systems, General Ward served 35 years with the U.S. Air Force. He retired as Director, Special Programs in the Office of the Under Secretary of Defense for Acquisition, Technology, and Logistics. General Ward served as the principal staff assistant and advisor to the Under Secretary of Defense for Acquisition and Technology on all programs protected under special access controls.

General Ward received a Bachelor’s degree in Meteorology from Florida State University and a Master’s degree in Business Administration from Auburn University. He is the recipient of numerous awards and commendations including the Defense Superior Service Medal, which is awarded to members of the United States military who perform “superior meritorious service in a position of significant responsibility.”

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., headquartered in Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for SATCOM-interfaced networks. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information, visit www.integ.com.

Company Contact:	Media Contact:
Kathryn Herr	Andrew Miller
Vice President, Marketing and Communications	Zeno Group for Integral Systems
Integral Systems, Inc.	Phone: 707.386.1193
Phone: 443.539.5118	andrew.miller@zenogroup.com
kherr@integ.com

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